Exhibit 3.6

COMPANIES ACT 2014

PUBLIC UNLIMITED COMPANY HAVING A SHARE CAPITAL

CONSTITUTION

OF

GE CAPITAL INTERNATIONAL FUNDING COMPANY UNLIMITED COMPANY

INCORPORATED ON 22 MAY 2015

A&L GOODBODY

SOLICITORS

COMPANIES ACT 2014

PUBLIC UNLIMITED COMPANY HAVING A SHARE CAPITAL

CONSTITUTION

OF

GE CAPITAL INTERNATIONAL FUNDING COMPANY UNLIMITED COMPANY

MEMORANDUM OF ASSOCIATION

1.	The name of the Company is GE Capital International Funding Company Unlimited Company.

2.	The Company is a public unlimited company having a share capital for the purposes of Part 19 of the Companies Act 2014 (the Act).

3.	The objects for which the Company is established are:

a.	To engage in financial service activities of every nature and kind and to provide financial services generally, and to finance, assist in financing, raise finance for, or act in any financing or commercial acquisition or sale or other disposal of any property or assets or any interest therein whether by way of acquiring share capital, debentures or other securities, leasing, hire purchase, hiring agreement, deferred payment, credit sale, absolute sale, invoice discounting, factoring or any other transaction, whether similar to the foregoing or not, and for such purposes to raise such finance as the Company may require in any currency and in any way, to assist generally in the acquisition of and disposal and financing of property and assets of any nature or kind, to acquire leases, hiring, hire purchase or other agreements or any rights thereunder or any other choses-in-action, or other interests and generally to carry on business and to act as financiers, lenders, financial advisers, traders, capitalists, merchants, agents, or in any other capacity in any part of the world.

b.	To buy, lease, hire, or otherwise acquire in any manner, and by any means, ownership, whether legal or equitable, or any lesser estate, right or interest in any goods, equipment, articles, choses-in-action or other property or assets of any nature, kind, or description, whether tangible or intangible, and to sell, hire, lease, hire purchase, import, export, deal in, dispose of, or otherwise alienate all or any interest of the Company in any of the aforementioned.

c.	To carry on any other business, except the issuing of policies of insurance, which may seem to the Company capable of being conveniently carried on whether in connection with the above or otherwise or calculated directly or indirectly to enhance the value of or render profitable any of the Company’s property or rights.

d.	To subscribe for, take, purchase or otherwise acquire and hold shares, stocks, debentures, bonds, obligations and securities issued or guaranteed by any public or private company, corporation, or undertaking of whatever nature and wherever situated or carrying on business and shares, stocks, debenture bonds, obligations and other securities of the Ireland or any foreign government, or authority, supreme, municipal, local or otherwise whether at home or abroad and generally to carry on business as an investment or holding company.

e.	To acquire any such securities or investments as aforesaid by public offer, original subscription, tender, syndicate participation, purchase, exchange or otherwise, and whether or not fully paid up, and to make payments thereon as called up, or in advance of calls, or otherwise to acquire any such securities or investments in excess of the moneys for the time being proposed to be invested and to hold, sell or otherwise dispose of any excess thereof, to subscribe for the same either conditionally or otherwise, and generally to sell, exchange or otherwise to dispose of, deal with or turn to account any of the assets of the Company or any securities or investments of the Company acquired, or agreed so to be, and to invest in or to acquire by repurchase or otherwise any securities or investments of the kind before enumerated, and to vary the securities and investments of the Company from time to time.

f.	As a pursuit in itself or otherwise, to engage, whether for the purpose of making a profit or avoiding a loss or for any other purpose whatsoever, in currency and interest rate transactions and any other financial or other transactions of whatever nature, including any transaction for the purposes of, or capable of being for the purposes of, avoiding, reducing, minimising, hedging against or otherwise managing the risk of any loss, cost, expense or liability arising, or which may arise, directly or indirectly, from a change or changes in any interest rate or currency exchange rate or in the price or value of any property, asset, commodity, index or liability or from any other risk or factor affecting the Company’s business, including but not limited to dealings, whether involving purchases, sales or otherwise, in foreign and Irish currency, spot and forward exchange rate contracts, forward rate agreements, caps, floors and collars, futures, options, swaps, credit derivatives and any other currency interest rate and other hedging arrangements and such other instruments as are similar to, or derivatives of, any of the foregoing.

g.	To acquire by purchase, exchange, lease, fee farm grant or otherwise either for an estate in fee simple or for any lesser estate or other estate or interest whether immediate or reversionary, and whether vested or contingent, any lands, tenements or hereditaments of any tenure, whether subject or not to any charges or encumbrances, and to hold, farm, work, manage, sell, let, alienate, mortgage or charge any lands, tenements or hereditaments or any estates or interests therein, and any reversions, interests, annuities, life policies, and any other property, real or personal, movable or immovable either absolutely or conditionally, and either subject or not to any mortgage, charge, annuity, ground rent or other rent or encumbrance and generally to purchase take on lease or in exchange or otherwise acquire any real or personal property of any nature, including choses in action and any rights or privileges of any nature.

h.	To develop and turn to account any lands, tenements or hereditaments acquired by the Company or in which the Company is interested, and in particular by farming, working, laying out or preparing’ the same for building purposes, constructing, altering, pulling down, decorating, maintaining, furnishing, fitting up and improving buildings of any kind and by planting, draining, farming, cultivating, letting on building lease or building agreement or otherwise, and by advancing money to and entering into contracts and arrangements of all kinds with builders, contractors, tenants and others.

i.	To lend money to such persons or companies either with or without security and upon such terms as may seem expedient and to guarantee the terms and provisions of any contracts or other obligations by any persons or companies and generally to give guarantees and indemnities for the obligations of any parties including the Company and whether or not the Company shall receive any consideration or other benefit for the same.

j.	To borrow and raise money including, without limitation, by the creation and issue on such terms and conditions as may be thought expedient of debentures, debenture stock or other securities of any description and to pay or provide for brokerage, commission and underwriting in respect of any such issue.

k.	To secure or otherwise collateralise on such terms and in such manner as may be thought fit, any indebtedness or obligation of the Company, either with or without the Company receiving any consideration or benefit, whether by personal covenant of the Company, or by mortgage, charge, pledge, assignment, trust or any other means involving the creation of security over all or any part of the undertaking, assets, property, rights, goodwill, uncalled capital and revenues of the Company of whatever kind both present and future or by any other means of collateralisation including, without limitation, by way of transfer of title to any of such undertaking, assets, property, rights, goodwill, uncalled capital and revenues.

l.	To guarantee, or to provide any indemnity in respect of, the performance of the obligations of, and the repayment or payment of any debts of any person firm or company including (without prejudice to the generality of the foregoing) any company which is for the time being the Company’s holding company or subsidiary (as defined by the Act) or another subsidiary (as defined by the Act) of the Company’s holding company or otherwise associated with the Company in business.

m.	To establish and carry on and to promote the establishment and carrying on upon any property in which the Company has any interest of any business which may be conveniently carried on upon or in connection with such property and the establishment of which may seem calculated to enhance the value of the Company’s interest in such property and to facilitate the disposal thereof.

n.	To acquire and undertake the whole or any part of the undertaking business, property and liabilities of any person or company carrying on any business which the Company is authorised to carry on or which is capable of being conducted so as to benefit the Company directly or indirectly or which is possessed of assets suitable for the purposes of the Company.

o.	To amalgamate with merge with or otherwise become part of or associated with any other company or association in any manner permitted by law.

p.	To apply for, purchase or otherwise acquire any patents, brevets d’invention, licences, trade marks, industrial designs, know-how, concessions and other forms of intellectual property rights and the like conferring any exclusive or non-exclusive or limited or contingent rights to use, or any secrets or other information as to any invention or process of the Company, or the acquisition of which may seem calculated directly or indirectly to benefit the Company, and to use, exercise, develop, or grant licences in respect of, or otherwise turn to account the property, rights or information so acquired.

q.	To enter into partnership or into any arrangement for sharing profits, union of interests, co-operation, joint venture, reciprocal concession or otherwise with any person or company carrying on or engaged in or about to carry on or engage in any business or transaction which the Company is authorised to carry on or engage in or any business or transaction capable of being conducted so as directly or indirectly to benefit the Company.

r.	To enter into any arrangements with any Government or authority supreme, municipal, local or otherwise that may seem conducive to the Company’s objects or any of them and to obtain from any such government or authority any rights, privileges and concessions which the Company may think it desirable to obtain, and to carry out exercise and comply with any such arrangements, rights, privileges and concessions.

s.	To establish and maintain or procure the establishment and maintenance of any non-contributory or contributory pension or superannuation funds for the benefit of and to give or procure the giving of donations, gratuities, pensions allowances or emoluments to any persons who are or were at any time in the employment or service of the Company or of any company which is a subsidiary of the Company or is allied to or associated with the Company or with any such subsidiary or who are or were any time Directors or Officers of the Company or of any such other company, as aforesaid, or any persons in whose welfare the Company or any such other company as aforesaid is or has been at any time interested and the wives, widows, families and dependants of any such persons, and also to establish and subsidise or subscribe to any institutions, associations, clubs or funds calculated to be for the benefit of or to advance the interests and well being of the Company or of any other such company as aforesaid or of any such persons as aforesaid, and to make payments for or towards the insurance of any such persons as aforesaid, and to subscribe or guarantee money for charitable, benevolent or political objects including the promotion of the arts and cultural artistic and literary matters generally or for any exhibition or for any public, general or useful object, and to do any of the matters aforesaid either alone or in conjunction with any such other company or other person as aforesaid.

t.	To indemnify, to the fullest extent permitted by applicable law, any employee, servant, consultant, agent, representative and adviser of the company, or any person while serving in any such capacity at the request of the company for another corporation, partnership, limited liability company, joint venture, trust, enterprise or non-profit entity, including services with respect to employee benefit plans, who is made or threatened to be made a party to, or is otherwise involved in, any action, suit or proceeding, whether civil or criminal, administrative or investigative in connection with the carrying out of his functions in such capacity from and against any and all liabilities, proceedings, claims, costs, charges, damages, losses and expenses, including legal fees, which may be suffered or incurred by him in connection with such action, suit or proceeding, in each case to such extent and in such manner as the directors may in their discretion from time to time determine.

u.	To promote any company or companies for the purpose of acquiring all or any of the assets and/or liabilities of the Company or for any other purpose which may seem directly calculated to benefit the Company.

v.	To remunerate any person or company for services rendered or to be rendered in placing or assisting to place or guaranteeing the placing of any of the shares in the Company’s capital or any debentures, debenture stock or other securities of the Company, or in or about the formation or promotion of the Company or the conduct of its business.

w.	To draw, make, accept, endorse, discount, execute, issue cheques, promissory notes, bills of exchange, bills of lading, warrants, debentures, letters of credit and other negotiable or transferable instruments.

x.	To undertake and execute any trusts the undertaking whereof may seem desirable whether gratuitously or otherwise.

y.	To sell or dispose of the undertaking of the Company or any part thereof for such consideration as the Company may think fit, and in particular for shares, debentures, or securities of any other company having objects in whole or in part similar to those of this Company.

z.	To adopt such means of making known the products and business of the Company as may seem expedient and in particular by advertising in the press, by circulars, by purchase and exhibition of works of art or interest, by publication of books and periodicals, and by granting prizes, rewards, donations and other forms of sponsorship.

aa.	To obtain any provisional Order or Act of the Oireachtas or any licence certificate or other authority for enabling the Company to carry any of its objects into effect or for effecting any modification of the Company’s constitution or for any other purpose which may seem expedient and to oppose any proceedings applications or intended legislation or regulation which may seem calculated directly or indirectly to prejudice the Company’s interests.

bb.	To procure the Company to be established, registered or recognised in any country or place.

cc.	To promote freedom of contract and to resist, insure against, counteract and discourage interference therewith, to join any lawful federation, union or association, or do any other lawful act or thing with a view to preventing or resisting directly or indirectly any interruption of, or interference with, the Company’s or any other trade or business, or providing or safeguarding against the same, or resisting or opposing any strike movement or organisation which may be thought detrimental to the interests of the Company or its employees, and to subscribe to any association or fund for any such purposes.

dd.	To do all or any of the above things in any part of the world, and as principals, agents, contractors, trustees or otherwise, and by or through trustees, agents, or otherwise, and either alone or in conjunction with others.

ee.	To distribute any of the property of the Company in specie among the members.

ff.	To do all such other things as the Company may think incidental or conducive to the attainment of the above objects or any of them.

Note:- It is hereby declared that the word “company” in this clause (except where it refers to this Company) shall be deemed to include any partnership or other body of persons, whether incorporated or not incorporated, and whether domiciled or resident in Ireland or elsewhere, and the intention is that the objects specified in each paragraph of this clause shall except where otherwise expressed in such paragraph be in no way limited or restricted by reference to, or inference from, the terms of any other paragraph.

4.	The share capital of the Company is $100,000,000 divided into 100,000,000 ordinary shares of $1 each.

5.	The liability of the members is unlimited.

ARTICLES OF ASSOCIATION

The following Regulations shall apply to the company:

1.	Preliminary, Definitions and Interpretation:

1.1.	In these Articles, unless the context otherwise requires:

Act means the Companies Act 2014;

committee means a committee established by the directors which may consist in whole or in part of members of the board of directors of the company;

director means a director for the time being of the company or a director present at a meeting of the board of directors and includes any person occupying the position of director by whatever name called, and directors means all of such persons;

Holding Company means any body holding more than half in nominal value of the equity share capital (as defined in Section 7(11) of the Act) and of the shares in the Company carrying voting rights (other than voting rights which arise only in specified circumstances);

Ireland means Ireland excluding Northern Ireland;

the register means the register of members to be kept as required by Section 169 of the Act and registered address means the address of a member as entered in the register;

the seal means the common seal of the company;

USD or $ means the lawful currency of the United States of America.

1.2.	The provisions of the Act which are stated therein to apply to a public unlimited company having a share capital, save to the extent that its constitution is permitted to provide or state otherwise, will apply to the company subject to the alterations contained in these Articles, and will, so far as not inconsistent with these Articles, bind the company and the members.

1.3.	Unless the contrary is clearly stated, references to the Act or to any other enactment (including any subordinate legislation) or any section or provision thereof shall mean the Act or such enactment, subordinate legislation, section or provision (as the case may be), as the same may be consolidated, amended, extended, modified, supplemented or re-enacted (whether before or after the date hereof) from time to time and may be for the time being in force.

1.4.	Unless specifically defined in these Articles or the context otherwise requires, words or expressions contained in this Constitution and not specifically defined herein shall bear the same meanings as in the Act, but excluding any statutory modification thereof not in force when this Constitution became binding on the company and the members.

1.5.	Reference to any document includes that document as amended or supplemented from time to time.

1.6.	Unless the context otherwise requires, expressions in these Articles referring to writing shall be construed, unless the contrary intention appears, as including references to printing, lithography, photography and to writing in electronic form and any other modes of representing or reproducing words in a visible form, and expressions in these Articles referring to execution of any document shall include any mode of execution whether under seal or under hand.

1.7.	Unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing the masculine include the feminine, and words importing persons include corporations.

1.8.	Headings are inserted for convenience only and do not affect the construction or interpretation of these Articles.

1.9.	Unless the context otherwise requires, reference to Articles and to paragraphs are to these Articles and the paragraphs of these Articles.

2.	Company Seal: Without prejudice to the provisions of the Act in relation to the use of the seal of a company, any registered person authorised by the board of directors of the company in accordance with the applicable provisions of the Act will be entitled to use the seal of the company and may sign or countersign an instrument to which the seal is affixed, and an alternate who is not also a director will also be entitled to sign or countersign an instrument to which the seal is affixed, as if he were the director who appointed him.

3.	Official Seal: The company may have for use in any place abroad an official seal which shall resemble the seal of the company with the addition on its face of the name of every place abroad where it is to be used.

4.	Share Capital, Variation of Company Capital and Reduction of Company Capital:

4.1.	The authorised share capital of the company is $100,000,000 divided into 100,000,000 ordinary shares of $1 each.

4.2.	The company may, by special resolution, do any one or more of the following from time to time-

(a)	consolidate and divide all or any of its shares into shares of a larger nominal value than its existing shares;

(b)	subdivide its shares, or any of them, into shares of a smaller nominal value;

(c)	increase the nominal value of any of its shares by the addition to them of any undenominated capital;

(d)	reduce the nominal value of any of its shares by the deduction from them of any part of that value, subject to the crediting of the amount of the deduction to undenominated capital, other than the share premium account;

(e)	convert any undenominated capital into shares for allotment as bonus shares to holders of existing shares;

(f)	increase its share capital by new shares of such amount as it thinks expedient; or

(g)	cancel shares of its share capital which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled.

4.3.	The company may, by special resolution, reduce its company capital in any way it thinks expedient (including by way of redemption, purchase or otherwise) and, without prejudice to the generality of the foregoing, may thereby-

(a)	extinguish or reduce the liability on any of its shares in respect of share capital not paid up;

(b)	either with or without extinguishing or reducing liability on any of its shares, cancel any paid up company capital which is lost or unrepresented by available assets; or

(c)	either with or without extinguishing or reducing liability on any of its shares, pay off any paid up company capital which is in excess of the wants of the company, provided that a resolution shall not be valid for the purposes of this Article 4.3 if it would have the effect that the company no longer has any members.

4.4.	Without prejudice to the generality of Article 4.3, all shares allotted by the company shall be redeemable and the company will be at liberty at any time to give notice in writing to any holder of shares of its desire to redeem or purchase the same or any of them on such terms and for such consideration as may be agreed between the company and such holder, and any holder of shares will likewise be at liberty at any time to give notice in writing to the company that it wishes all or any of the shares held by the holder to be redeemed or purchased on such terms and for such consideration as may be agreed between the holder and the company. Upon the satisfaction of the consideration for such shares the holder’s name shall be removed from the register as holder of the shares specified in the relevant notice

4.5.	The rights conferred upon the holders of shares of any class with preferred or other rights issued by the company shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

5.	Authority to Allot Shares:

5.1.	The directors are generally and unconditionally authorised pursuant to Section 1021 of the Act to exercise all powers of the company to allot relevant securities (within the meaning of the said Section 1021) up to the amount of the authorised but unissued share capital of the company as at the date of the adoption of these Articles. The authority hereby conferred shall expire on the date falling five years from the date of adoption of these Articles unless previously renewed, varied or revoked, provided that the company may make an offer or agreement before the expiry of the authority hereby conferred which would or might require any such relevant securities to be allotted after such authority has expired and the directors may allot relevant securities in pursuance of any such offer or agreement as if the said authority had not expired.

5.2.	Section 1022(1) of the Act is hereby excluded in its application in relation to all allotments of equity securities, as defined by Section 1023 of the Act.

5.3.	The directors may execute and do all such documents, acts and things as in their opinion are necessary or desirable in order to give effect to the authority conferred by this Article.

6.	Transfer of Shares:

6.1.	The instrument of transfer of any share shall be executed by or on behalf of the transferor and the transferee.

6.2.	Without prejudice to the powers of the directors under Section 95(2) of the Act, the directors may, in their absolute discretion, and without giving any reason for doing so, decline to register any transfer of any share, whether or not it is a fully paid share. The restriction on the power to decline to register a transfer of shares contained in Section 95(1)(b) of the Act shall not apply.

7.	Dividends and other Distributions:

7.1.	The company may, by ordinary resolution, declare dividends but no dividend shall exceed the amount recommended by the directors of the company.

7.2.	The directors of a company may from time to time:

7.2.1.	pay to the members, or a particular member, such interim dividends as appear to the directors to be justified by the profits of the company;

7.2.2.	before recommending any dividend, set aside out of the profits of the company such sums as they think proper as a reserve or reserves which shall, at the discretion of the directors, be applicable for any purpose to which the profits of the company may be properly applied, and pending such application may, at the like discretion either be employed in the business of the company or be invested in such investments as the directors may lawfully determine;

7.2.3.	without placing the profits of the company to reserve, carry forward any profits which they may think prudent not to distribute.

7.3.	Subject to the rights of persons, if any, entitled to shares with special rights as to dividend, all dividends shall be declared and paid according to the amounts paid or credited as paid on the shares in respect of which the dividend is paid.

7.4.	No amount paid or credited as paid on a share in advance of calls shall be treated for the purposes of this section as paid on the share.

7.5.	All dividends shall be apportioned and paid proportionally to the amounts paid or credited as paid on the shares during any portion or portions of the period in respect of which the dividend is paid, but if any share is issued on terms providing that it shall rank for a dividend as from a particular date, such share shall rank for dividend accordingly.

7.6.	The directors may deduct from any dividend payable to any member, all sums of money (if any) immediately payable by him or her to the company on account of calls or otherwise in relation to the shares of the company.

7.7.	A general meeting of a company declaring a dividend, interim dividend, bonus or other distribution may direct payment of such dividend, interim dividend, bonus or other distribution wholly or partly by the distribution of specific assets and, in particular, paid up shares, debentures or debenture stock of any other company or in any one or more of such ways.

7.8.	The directors of the company shall give effect to such resolution, and where any difficulty arises in regard to such distribution, the directors may settle the matter as they think expedient and, in particular, may:

7.8.1.	issue fractional certificates and fix the value for distribution of such specific assets or any part of them;

7.8.2.	determine that cash payments shall be made to any members upon the footing of the value so fixed, in order to adjust the rights of all the parties; and

7.8.3.	vest any such specific assets in trustees as may seem expedient to the directors.

7.9.	Any dividend, interest or other moneys payable in cash in respect of any shares may be paid:

7.9.1.	by cheque or negotiable instrument sent by post directed to or otherwise delivered to the registered address of the holder, or where there are joint holders, to the registered address of that one of the joint holders who is first named on the register or to such person and to such address as the holder or the joint holders may in writing direct; or

7.9.2.	by agreement with the payee (which may either be a general agreement or one confined to specific payments), by direct transfer to a bank account nominated by the payee.

7.10.	Any such cheque or negotiable instrument shall be made payable to the order of the person to whom it is sent or to such person as the holder or joint holders may direct, and payment of the cheque or negotiable instrument shall be a good discharge for the company. Every such cheque or negotiable instrument shall be sent at the risk of the person entitled to the money represented thereby.

7.11.	Any one of two or more joint holders may give valid receipts for any dividends, bonuses or other moneys payable in respect of the shares held by them as joint holders, whether paid by cheque or negotiable instrument or direct transfer.

7.12.	No dividend or distribution shall bear interest against the company and in accordance with Section 1255 of the Act no dividend or other distribution shall be required to be made out of profits available for distribution.

7.13.	The company in general meeting may, on the recommendation of the directors, resolve that any relevant sum be capitalised and applied on behalf of the members who would have been entitled to receive that sum if it had been distributed by way of dividend and in the same proportions in or towards paying up in full unissued shares of the company of a nominal value equal to the relevant sum capitalised (such shares to be allotted and distributed credited as fully paid up to and amongst such holders and in the proportions as aforementioned).

7.14.	The company in general meeting may, on the recommendation of the directors, resolve that it is desirable to capitalise any part of a relevant sum which is not available for distribution, by applying such sum in paying up in full unissued shares to be allotted as fully paid bonus shares, to those members of the company who would have been entitled to that sum if it were distributed by way of dividend (and in the same proportions).

7.15.	The directors of the company shall give effect to any resolution under Article 7.13 or Article 7.14 above.

7.16.	For that purpose the directors shall make:

7.16.1.	all appropriations and applications of the undivided profits resolved to be capitalised by the resolution; and

7.16.2.	all allotments and issues of fully paid shares, if any, and generally shall do all acts and things required to give effect to the resolution.

7.17.	Without limiting the foregoing, the directors may:

7.17.1.	make such provision as they think fit for the case of shares becoming distributable in fractions (and, again, without limiting the foregoing, may sell the shares represented by such fractions and distribute the net proceeds of such sale amongst the members otherwise entitled to such fractions in due proportions); and

7.17.2.	authorise any person to enter, on behalf of all the members concerned, into an agreement with the company providing for the allotment to them, respectively credited as fully paid up, of any further shares to which they may become entitled on the capitalisation concerned or, as the case may require, for the payment by the application thereto of their respective proportions of the profits resolved to be capitalised of the amounts remaining unpaid on their existing shares.

7.18.	Any agreement made under such authority shall be effective and binding on all the members concerned.

7.19.	Where the directors of a company have resolved to approve a bona fide revaluation of all the fixed assets of the company, the net capital surplus in excess of the previous book value of the assets arising from such revaluation may be:

7.19.1.	credited by the directors to undenominated capital, other than the share premium account; or

7.19.2.	used in paying up unissued shares of the company to be issued to members as fully paid bonus shares.

8.	Transmission of Shares by Operation of Law in Consequence of a Merger:

8.1.	In any case in which any share or shares in the company (Relevant Shares) which are held by another company or body corporate, wherever incorporated (the Corporate Member), is or are transmitted by operation of law in consequence of a merger involving the Corporate Member and one or more other companies (which may include the company) or bodies corporate, wherever incorporated, and which is put into effect in accordance with the provisions in that regard contained in the Act, in the European Communities (Cross-Border Mergers) Regulations 2008 (S.I. No. 157 of 2008) (as amended), or in any other applicable law or other enactment (a merger) and if, in any such case, the provisions of Section 480(6) of the Act are not applicable for any reason, a transfer of the Relevant Shares may be validly effected in accordance with the following provisions of this Article.

8.2.	In any case as is mentioned in the foregoing paragraph 8.1 of this Article, any person who is or who becomes entitled to any Relevant Shares in consequence of any such merger (a Relevant Person) may, subject always to paragraph 8.3 of this Article, upon such evidence being produced as may from time to time be required by the directors of the company (including without limitation any information and documentation relating to the merger and the title and other rights of the Relevant Person to the Relevant Shares arising as a result thereof) elect either to be registered himself in the register as holder of the Relevant Shares, or, to the extent permitted by law, to have some person nominated by him (being a person who consents to be so registered) registered in the register as the transferee thereof.

8.3.	The directors of the company shall, in either of those cases, have the same rights under the Act or these Articles to decline or suspend registration as they would have had in the case of a transfer of the Relevant Shares by the Corporate Member before the merger was put into effect as aforesaid.

8.4.	If the Relevant Person elects to be registered himself, the Relevant Person shall furnish to the company a notice in writing signed by him stating that he or she so elects, and if the Relevant Person elects, to the extent permitted by law, to have another person so registered instead, the Relevant Person shall testify his or her election by executing in favour of that other person a transfer of the Relevant Shares.

8.5.	All the limitations, restrictions and provisions contained in the Act or in these Articles relating to the right to transfer and the registration of a transfer of a share shall be applicable to a notice or transfer referred to in paragraph 8.4 of this Article as if the merger had not occurred and the notice or transfer were a transfer signed by the Corporate Member.

8.6.	Subject to paragraph 8.7 of this Article, the Relevant Person (or any other person nominated by him, to the extent permitted by law, in accordance with the foregoing provisions of this Article) shall, on and from the effective date of the merger, be entitled to the same dividends, bonus and other monies payable in respect of the Relevant Shares and other advantages to which he would be entitled if he was the registered holder of the Relevant Shares but shall not, before being registered in the register as a member in respect of the Relevant Shares, be entitled in respect of them to exercise any rights conferred by membership in relation to meetings of the company.

8.7.	The directors of the company may at any time serve a notice on any Relevant Person requiring the Relevant Person to make the election, to the extent permitted by law, provided for by paragraph 8.2 of this Article and, if the person does not make that election (and proceed to do, consequent on that election, whichever of the things mentioned in paragraph 8.4 of this Article is appropriate) within 90 days after the service of the notice, the directors may thereupon withhold payment of all dividends, bonuses or other monies payable in respect of the Relevant Shares until the requirements of the notice have been complied with.

8.8.	The company may charge a fee not exceeding €10 on the registration of any person entitled to a share in consequence of a merger in accordance with the foregoing provisions of this Article.

8.9.	The provisions of this Article shall be subject to any order made by a court having lawful jurisdiction in respect of a merger.

9.	Acquisition of Own Shares: Subject to (and without prejudice to) the provisions of the Act, the company may acquire its own shares by purchase, or in the case of redeemable shares, by redemption or purchase, on such terms (including as to the consideration for, and the timing of, any such purchase or redemption) and in such a manner as shall be determined by the directors in their absolute discretion.

10.	Directors:

10.1.1.	The company shall have at least two directors and, unless and until otherwise determined by the company in general meeting, not more than ten directors.

10.1.2.	If and for so long as any body is for the time being a Holding Company, the directors of the Holding Company shall have power at any time and from time to time to do either or both of the following things namely:

(a)	to appoint any person to be a director or the secretary of the company provided that the maximum number of directors specified in Article 10.1.1 is not thereby exceeded; and

(b)	to remove any director or the secretary from office without prejudice to any service or other contract he may have with the company.

Any such appointment or removal shall be effected by a notice in writing signed by a director or secretary of the Holding Company and shall be effective forthwith upon the delivery of such notice to the company at the registered office of the company.

10.1.3.	The remuneration of the directors (being the remuneration for holding the office of director) shall from time to time be determined by the company in general meeting. The directors may also be paid all travelling, hotel and other expenses properly incurred by them in attending and returning from meetings of the directors or any committee of the directors, or general meetings, or otherwise in connection with the business of the company. Section 155 of the Act shall not apply.

10.1.4.	No director who has been appointed by the directors, as permitted by the Act, will require to be re-elected at the next following annual general meeting or at any extraordinary general meeting following such appointment.

11.	Committees of Directors:

11.1.	The directors may delegate any of their powers to committees consisting of such member or members of their body and such other person or persons as they think fit (provided a majority of the members are directors). Any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed by the directors. Section 160(9) of the Act shall be modified accordingly.

11.2.	The meetings and proceedings of any committee formed by the directors will be governed by the provisions set out in the Act regulating the meetings and proceedings of directors so far as the same are applicable and are not superseded by any regulations imposed on such committee by the directors from time to time.

12.	Proceedings of Directors:

12.1.	All meetings of directors and of committees of directors shall be held in Ireland.

12.2.	The quorum necessary for the transaction of the business of the directors may be fixed by the directors and unless so fixed at any other number shall be two, provided that two persons are personally present. Section 160(6) of the Act shall not apply. A meeting of the directors at which a quorum is present shall be competent to exercise all powers and discretions for the time being exercisable by the directors.

12.3.	The directors may appoint any managers or agents for managing any of the affairs of the company, and may fix their remuneration, and may delegate to any manager or agent any of the powers, authorities and discretions vested in the directors, with power to sub-delegate, and any such appointment or delegation may be made upon such terms and subject to such conditions as the directors may think fit, and the directors may remove any person so appointed, and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

13.	Vacation of Office of Director:

13.1.	The office of a director shall, in addition to the circumstances in which it shall be vacated described in Section 136 of the Act (share qualification, if applicable) and Section 148(1) of the Act (bankruptcy and disqualification), also be vacated automatically if the director dies in office, or if the director:

13.1.1.	becomes subject to a declaration of restriction made pursuant to Chapter 3 of Part 14 of the Act; or

13.1.2.	is sentenced to a term of imprisonment following conviction of any indictable offence, unless the term of imprisonment is suspended, such that he is not imprisoned in respect of the offence; or

13.1.3.	is absent for more than six consecutive months without the permission of the directors from meetings of the directors or any committee thereof held during that period and his alternate director (if any) shall not have attended any such meetings in his place during such period, and his co-directors resolve that, by reason of such absence, he has vacated his office; or

13.1.4.	is removed from office by notice in writing served upon him signed by all his co-directors (any such removal being deemed to be an act of the company); or

13.1.5.	is no longer reasonably regarded by his co-directors as possessing an adequate decision-making capacity for reasons of health, and his co-directors have accordingly resolved that his office be vacated on this ground, or he becomes the subject of an order made in Ireland or elsewhere by a court claiming jurisdiction in that regard for his detention or for the appointment of a guardian or other person to exercise powers with respect to his property or affairs, on the ground, in any such case, of mental disorder or incapacity; or

13.1.6.	resigns his office by notice in writing to the company; or

13.1.7.	makes any arrangement or composition in Ireland or elsewhere with his creditors generally, and his co-directors resolve, for that reason, that his office be vacated; or

13.1.8.	if he is removed under Article 10.1.2.

13.2.	The provisions of paragraphs 13.1.1 to 13.1.8 of this Article shall apply to the exclusion of the provisions of Section 148(2) of the Act.

14.	Alternate Directors:

14.1.	Any director (the appointer) may at any time and from time to time appoint by notice in writing to the company any person to be his alternate. An alternate shall not be counted in reckoning the maximum number of directors allowed by these Articles for the time being.

14.2.	A person may act as an alternate for more than one director and while he is so acting will be entitled to a separate vote for each director he is representing and, if he is himself a director, his vote or votes as an alternate will be in addition to his own vote.

14.3.	An alternate will be counted for the purpose of reckoning whether a quorum is present at any meeting attended by him at which he is entitled to vote, but where he is himself a director or is the alternate of more than one director he will only be counted once for such purpose.

14.4.	An alternate will be entitled, subject to his giving to the company an address to receive notice of all meetings of the directors and of all meetings of committees of which his appointer is a member, to receive notice of and attend and vote at any meeting of the directors (or of a committee of which his appointer is a member) at which the appointer is not personally present. An alternate shall not be entitled to be remunerated or paid fees otherwise than out of the remuneration or fees as the case may be paid to the appointer.

14.5.	The alternate will be entitled, in the absence of the appointer, to exercise all the powers, rights, duties and authorities of the appointer as a director (other than the right to appoint an alternate hereunder).

14.6.	Every person acting as an alternate shall be an officer of the company, and shall alone be responsible to the company for his own acts and defaults and he shall not be deemed to be the agent of or for the director appointing him.

14.7.	An alternate’s appointment will automatically come to an end if for any reason the appointer ceases to be a director, but if a director retires but is re-appointed or deemed to have been re-appointed at the meeting at which he retires, any appointment of an alternate made by him which was in force immediately prior to his retirement will continue after his re-appointment. Section 165(5) and (6) of the Act in relation to revocation of appointment shall apply.

15.	Managing and Executive Directors:

15.1.	Subject to the other provisions of these Articles, the directors may from time to time appoint one or more of themselves to be managing director or chief executive officer or any other category of executive director (by whatever name called) for such period, and on such terms, as they think fit and, subject to the terms of any agreement entered into in any particular case, may revoke such appointment. The directors may entrust to and confer upon any director so appointed any of the powers exercisable by them upon such terms and conditions and with such restrictions (if any) as they may think fit, and either concurrently with or to the exclusion of their own powers, and may from time to time revoke, withdraw, alter or vary all or any conferral of such powers. Section 159(2) of the Act shall not apply in relation to any such appointment.

16.	Directors’ Right to Attend Meetings:

16.1.	A director who is not a member of the company will nevertheless be entitled to receive notice of, attend and speak at any general meeting or separate meeting of the holders of any class of share.

17.	Voting by Directors:

17.1.	A director may vote in respect of any contract, appointment or arrangement in which he is interested, and he shall be counted in the quorum present at any meeting at which such matters are considered. Section 163 of the Act shall not apply.

18.	Resolutions in Writing:

18.1.	Notwithstanding the provisions of Section 161(1) of the Act, a resolution in writing signed by each director or by his alternate will be as valid as if it had been passed at a meeting of the directors duly convened and held.

18.2.	A resolution in writing signed by each member of a committee (or, in the case of a director, his alternate) will be as valid as if it had been passed at a meeting of that committee duly convened and held.

18.3.	Any such resolution as is referred to in this Article may consist of one document or two or more documents in like form to the same effect, each signed by one or more of the signatories, and for all purposes shall take effect from the time that it is signed by the last such signatory.

19.	Certain matters not to amount to conflicts of interest, etc.:

19.1.	A director who has been validly appointed or nominated for appointment by a particular member or members may (i) be a director or other officer of, employed by or otherwise interested (including by the holding of shares) in, any such member or members, or of any body corporate owned or controlled by any such member or members, and (ii) have regard to the interests of that member or members, and shall not be deemed to have a conflict of interest or to be in breach of his duty under Section 228(1)(f) of the Act in any such circumstances; and

19.2.	a director who declares the nature of his interest in a contract (as the expression contract is to be interpreted by Section 231 of the Act) or proposed contract with the company in accordance with the requirements of the Act in that regard shall not be deemed to be in breach of his duty under Section 228(1)(f) of the Act, but this is without prejudice to the powers of the directors to take any action which they may consider appropriate in their discretion in relation to any matters so disclosed.

20.	Proxies:

20.1.	The instrument appointing a proxy shall be in the form prescribed by the Act, or as near to it as circumstances permit. The instrument of proxy and the power of attorney or other authority, if any, under which it is signed, or a notarially certified copy of that power or authority, shall be deposited at the registered office of the company or at such other place within Ireland as is specified for that purpose in the notice convening the meeting of the company, and shall be so deposited not later than before the commencement of the meeting or adjourned meeting at which the person named in the instrument proposes to vote or, in the case of a poll, before the commencement of the taking of the poll.

20.2.	The directors or the secretary may from time to time permit appointments of a proxy to be made by means of an electronic or internet communication or facility or by facsimile transmission, and may permit supplements, amendments or revocations of any such appointments to be made by similar means. Any such appointments of proxy and any such supplements, amendments or revocations thereof may be made subject to such terms and conditions as the directors or secretary may determine from time to time in their or his discretion, and any such appointments, supplements, amendments or revocations of proxy will be deemed deposited at the place specified for such purpose, once received by the company. The directors may treat any such communication, facility or transmission which purports to be or is expressed to be sent on behalf of a member as sufficient evidence of the authority of the person sending it to send it on behalf of that member.

21.	Business of AGM: Without prejudice to the powers of the directors to include on the agenda of any annual general meeting of the company such other matters as they may, in their absolute discretion, think fit, the business of the annual general meeting of the company shall be required to include only the following matters:

21.1.	the consideration of the company’s statutory financial statements and the report of the directors and the report of the statutory auditors on those statements and that report;

21.2.	the review by the members of the company’s affairs;

21.3.	the appointment or re-appointment of statutory auditors; and

21.4.	the remuneration of the directors (in respect of the office of director if applicable).

22.	General Meetings including Quorum: The quorum for general meetings of the company shall be two members present in person or by proxy, unless the company is a single-member company within the meaning of the Act (that is to say all the issued shares of the company are registered in the name of a sole person (whether a natural person or a body corporate)), in which case one member present in person or by proxy shall be a quorum.

23.	Holding of Annual General Meeting:

23.1.	Subject to paragraph 2 of this Article and subject always as provided by the Act, the company shall in each year hold a general meeting as its annual general meeting, in addition to any other meetings in that year, and shall specify the meeting as such in the notices calling it.

23.2.	Where the company has only one member, that is to say all the issued shares of the company are registered in the name of a sole person (whether a natural person or a body corporate), it will be a single-member company within the meaning of the Act, and in such a case (but only in such a case), the company need not hold an annual general meeting in any year where the member is entitled, as at the date of the written resolution referred to in this Article, to attend and vote at such general meeting and has signed, before the latest date for the holding of the meeting, a written resolution, complying with the provisions of the Act, acknowledging receipt of the financial statements that would have been laid before that meeting, resolving all such matters as would have been resolved at that meeting, and confirming that no change is proposed in the appointment of the person (if any) who, at the date of the resolution, stands appointed as statutory auditor of the company.

24.	Restriction on voting: For so long as the company holds any shares as treasury shares, or any subsidiary of the company holds shares in the company, then the company or the subsidiary (as the case may be) shall not exercise any voting rights in respect of the shares.

25.	Unanimous Written Resolutions:

A unanimous written resolution may be passed by members subject to and in accordance with Section 193 of the Act.

26.	Directors’ and Officers’ Indemnity: Subject to the provisions of the Act, every director, managing director, chief executive officer, secretary and other officer for the time being of the company shall be indemnified out of the assets of the company against any liability incurred by him:

26.1.	in defending any proceedings, whether civil or criminal, in relation to his acts or omissions while acting in such office, in which judgment is given in his favour or in which he is acquitted; or

26.2.	in connection with any proceedings or application referred to in, or under, Sections 233 or 234 of the Act in which relief is granted to him by the court.

27.	Authentication of Documents:

27.1.	Any director or the secretary or any person appointed by the directors for the purpose, shall have power to authenticate any documents affecting the constitution of the company and any resolutions passed by the company or the directors, and any books, records, documents and accounts relating to the business of the company, and to certify copies thereof or extracts therefrom as true copies or extracts; and where any books, records, documents or accounts are elsewhere than at the registered office of the company, the local manager or other officer of the company having the custody thereof shall be deemed to be a person appointed by the directors as aforesaid.

27.2.	A document purporting to be a copy of a resolution of the directors or an extract from the minutes of a meeting of the directors which is certified as such in accordance with the provisions of Article 27.1 shall be conclusive evidence in favour of all persons dealing with the company upon the faith thereof that such resolution has been duly passed or as the case may be, that such extract is a true and accurate record of a duly constituted meeting of the directors.

28.	Notices:

28.1.	Any notice or document to be served on or given to a member of the company by the company or by an officer of the company whether pursuant to any provision of the Act or these Articles or otherwise may be served on or given to the member in any of the ways specified in subsection (3) of Section 218 of the Act (including by electronic means provided that in such a case the conditions specified in subsection (4) of that Section are satisfied), and the notice or document shall be deemed to have been served or given as follows:-

28.1.1.	if given personally or delivered to the member, when so given or delivered;

28.1.2.	if left at the registered address of the member, when so left at that address;

28.1.3.	if the notice is a notice of a general meeting, and it is posted using ordinary pre-paid post to the registered address of the member, on the expiration of 24 hours following posting (as permitted by Section 181(3) of the Act); but in a case where the notice or document is not a notice of a meeting, it shall be deemed to have been given or served 48 hours after the cover containing it was posted, and if so posted on a Friday, 72 hours after it was so posted; and

28.1.4.	if served on or delivered to a member by electronic means, both in the case of the service or giving of the notice or document by sending it by electronic mail and by making it available or displaying it on a website, 12 hours after the time it was sent, or made available or displayed.

28.2.	Where the company is required or obliged to serve a notice on or give it to a person other than a member of the company, it shall be in writing and, without prejudice to any method of service provided for in the Act, may be served on or given to that person personally, or by leaving it at or posting it to the last-known postal address of that person, or by sending it to the other person by electronic mail provided that the person has consented to the use of electronic mail to serve or give notices on or to such person and has not, at the time that electronic mail is so used, given written notice to the company in accordance with the provisions of these Articles withdrawing that consent. A notice or document given or served in a manner referred to in this paragraph shall be deemed to have been given or served as follows:

28.2.1.	if given personally, when so given;

28.2.2.	if left at the last-known postal address of the person, when so left at that address;

28.2.3.	if posted using ordinary pre-paid post to the last-known postal address of the other person on any day other than a Friday, 48 hours after the cover containing it was posted, and if so posted on a Friday, 72 hours after it was so posted; and

28.2.4.	if served on or delivered to the other person by electronic mail, 12 hours after the time it was sent.

28.3.	Without prejudice to any provision of the Act or of these Articles concerning the sending of notices or other documents to the company, any notice or other document which is required to be served on or given to the company by a member or by any other person under the Act or these Articles shall be in writing and in the English language, and may be served on or given to the company by giving or delivering it personally to the secretary of the company or by posting it using ordinary pre-paid post to the registered office of the company marked for the attention of the secretary, and will be deemed to have been served on or given to the company;

28.3.1.	if given or delivered personally, when so given or delivered; and

28.3.2.	if posted in the manner described in this paragraph on any day other than a Friday, 48 hours after the cover containing it was posted, and if so posted on a Friday, 72 hours after it was so posted.

29.	Single-member Company:

29.1.	If and so long as the company is a single-member company within the meaning of the Act, the sole member may appoint a person to be a director of the company by serving a notice in writing on the company which states that the named person is appointed director, and this applies notwithstanding anything in subsection (3) of Section 144 of the Act (save for the requirement of it that any limit for the time being on the number of directors provided for in these Articles (if any) is to be observed) or in subsection (4) of Section 144 of the Act.

29.2.	Where the company is a single-member company and the sole member takes any decision which has effect, pursuant to Section 196 of the Act, as if agreed by the company in general meeting, the member shall provide the company with a written record of that decision, unless the decision is taken by way of written resolution which the member has already forwarded to the company, and where the company is notified by the sole member of a decision taken by way of a written resolution, or of a written record of a decision taken by that sole member, the company shall record and retain the notification in a book or other suitable means maintained for the purpose.

29.3.	Where the company is a single-member company and the sole member exercises or discharges any power, right or obligation pursuant to Section 196 of the Act, involving or consisting of the passing of a resolution, or the sole member agreeing to a thing, and the provisions of Section 198 of the Act shall apply to that resolution or thing, the company shall notify such exercise or discharge in writing within 15 days of the occurrence thereof to the Registrar of Companies.

29.4.	Where the company is a single-member company and enters into a contract with the sole member which is not in the ordinary course of business and which is not in writing, and the sole member also represents the company in the transaction (whether as a director or otherwise), the company shall ensure that the terms of the contract are forthwith set out in a written memorandum or are recorded in the minutes of the next directors’ meeting.

30.	Secrecy Clause: No member shall be entitled to require discovery of or any information respecting any detail of the company’s trading, or any matter which is or may be in the nature of a trade secret, mystery of trade, or secret process which may relate to the conduct of the business of the company, and which, in the opinion of the directors, it will be inexpedient in the interests of the members of the company to communicate to the public.

We, the several persons whose names, addresses and descriptions are subscribed, wish to be formed into a Company in pursuance of this Memorandum of Association and we agree to take the number of shares in the capital of the Company set opposite our respective names.

Names, Addresses and Description of Subscribers.	Number of Shares taken by each Subscriber.

1. PP. General Electric Capital Corporation 901 Main Avenue Norwalk CT 06851 USA	One One

Body Corporate, formed in Delaware

Director/Authorised Signatory

2. PP. GE Lisca LLC 901 Main Avenue Norwalk CT 06851 USA	One One

Limited Liability Company, formed in Delaware

Director/Authorised Signatory

3. PP. Chester Holdings, LLC 901 Main Avenue Norwalk CT 06851 USA	One One

Limited Liability Company, formed in Delaware

Director/Authorised Signatory

4. PP. GE Capital Shannon Holdings, LLC 201 High Ridge Road Stamford, CT 06905 USA	One One

Limited Liability Company, formed in Delaware

Director/Authorised Signatory

5. PP. General Electric International Financial Holdings LLC 201 High Ridge Road Stamford, CT 06905 USA	One One

Limited Liability Company, formed in Delaware

Director/Authorised Signatory

6. PP. General Electric International Funding, LP 201 High Ridge Road Stamford, CT 06905 USA	One One

Limited Partnership, formed in Delaware

Director/Authorised Signatory

7. PP. GE Capital Shannon 3220 Aviation House Westpark Shannon Co. Clare Body Corporate	One 1 One

Director/Authorised Signatory

TOTAL SHARES TAKEN	SEVEN

Dated this 15 day of May 2015 Witness to the first six Signatures:-

Name: Aun Singapore
Address: 201 High Ridge Road
Stanford CT USA
Dated this 20 day of May 2015 Witness to the seventh Signature:
Name: ROBERT GREEN
Address: 110 PINES,
HERBERT PARK LANE,
BALLSBRIDGE, DUBLIN 4